FOR IMMEDIATE RELEASE

CONTACT

Jim Ankner
Take-Two Interactive Software, Inc.
(646) 536-3006
james.ankner@take2games.com

Take-Two Interactive Software, Inc. Regains Compliance with NASDAQ Listing Requirements

New York, NY - April 10, 2007 - Take-Two Interactive Software, Inc. (NASDAQ: TTWO) today announced that The NASDAQ Stock Market has notified the Company that it has regained compliance with NASDAQ’s listing requirements. As a result, Take-Two’s common stock will continue to be listed on The NASDAQ Global Select Market.

“We are pleased to put this issue behind us,” said Ben Feder, Take-Two’s Chief Executive Officer. “The new management team and Board of Directors intend to resolve all outstanding regulatory issues as quickly and effectively as possible.”

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC, PlayStation® game console, PlayStation®2 and PLAYSTATION®3 computer entertainment systems, PSP® (PlayStation®Portable) system, Xbox® and Xbox 360™ video game and entertainment systems from Microsoft, Wii™, Nintendo GameCube™, Nintendo DS™ and Game Boy® Advance. The Company publishes and develops products through its wholly owned labels Rockstar Games, 2K and 2K Sports, and Global Star Software; and distributes software, hardware and accessories in North America through its Jack of All Games subsidiary. Take-Two's common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. These risks and uncertainties include the matters relating to the Special Committee’s investigation of the Company's stock option grants and the restatement of our consolidated financial statements as well as the risks and uncertainties stated in this release. The investigation and conclusions of the Special Committee may result in claims and proceedings relating to such matters, including previously disclosed stockholder and derivative litigation and actions by the Securities and Exchange Commission and/or other governmental agencies and negative tax or other implications for the Company resulting from any accounting adjustments or other factors. In addition, there can be no assurance that the actions taken or to be taken by the Company as described herein will ensure the continued listing of the Company’s common stock on NASDAQ. Other important factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006 in the section entitled "Risk Factors".

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